Exhibit 99.2

ADVANCED TISSUE SCIENCES, INC.
CONSOLIDATED BALANCE SHEET
(In Thousands)

February 28, 2003

(Unaudited)
ASSETS
Current assets:
Unrestricted Cash	$5,489
Accounts Receivable	551
Inventories	400
Other current assets	2,966

Total current assets	9,406

Property – net	1,151
Patents – net	1,426
Due from insiders	1,705
Restricted cash	1,700
Other assets	372

Total assets	$15,760

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Pre-petition accounts payable and other liabilities	$3,465
Post petition accounts payable	465
Other post petition liabilities	1,247

Total liabilities	5,177

Stockholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 73,154,753 shares issued and outstanding at February 28, 2003	731
Additional paid-in capital	335,368
Accumulated deficit	(325,516)

Total stockholders’ equity	10,583

Total liabilities and stockholders’ equity	$15,760

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The financial statements accompanying this report are prepared on an accrual basis; however, not on a liquidating GAAP basis.

Fixed assets are carried at their historical cost less accumulated depreciation and not at their liquidating value.  As assets are sold, a gain or loss is recorded based on proceeds received less the book value of the asset(s) sold.

Patents are carried at their historical cost less accumulated amortization and not at their liquidating value.  As intellectual property is sold a gain or loss is recorded based on the proceeds allocated to intellectual property less the book value of the patents sold.  The company continues to evaluate it’s patent portfolio and write off patents that have no value.